SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

FleetBoston Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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100 Federal Street
Boston, Massachusetts 02110

March 11, 2002

Dear Stockholder:

We are pleased to invite you to the 2002 Annual Meeting of Stockholders of FleetBoston Financial Corporation (the “Corporation”), which will be held on Tuesday, April 16, 2002, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Annual Meeting are: to elect seven Directors, to ratify the selection of independent accountants for 2002, and, if presented to the Annual Meeting, to consider and vote on two stockholder proposals described in the accompanying Proxy Statement.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. Whether or not you plan to attend the meeting, please vote your shares in one of three ways: via mail, telephone or the Internet. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Information regarding telephone and Internet voting is included in the proxy card instructions.

Very truly yours,

TERRENCE MURRAY Chairman	CHARLES K. GIFFORD President and Chief Executive Officer

FLEETBOSTON FINANCIAL CORPORATION

100 Federal Street
Boston, Massachusetts 02110
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 16, 2002

To Common Stockholders of

        FLEETBOSTON FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of FleetBoston Financial Corporation, a Rhode Island corporation (the “Corporation”), will be held on Tuesday, April 16, 2002, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, for the following purposes, all as set forth in the accompanying Proxy Statement:

1. To elect seven Directors with terms expiring at the 2005 Annual Meeting of Stockholders.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for 2002.

3. To consider and vote upon two stockholder proposals described in the accompanying Proxy Statement, if those proposals are presented to the Annual Meeting.

4. To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on February 22, 2002, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed in the proxy card instructions, by accessing the Internet site listed in the proxy card instructions or by signing, dating and returning the proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted by mail, telephone or the Internet.

By Order of the Board of Directors,

GARY A. SPIESS
Secretary

Boston, Massachusetts
March 11, 2002

PROXY STATEMENT

FLEETBOSTON FINANCIAL CORPORATION

100 Federal Street
Boston, Massachusetts 02110
Telephone (617) 434-2200

2002 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 11, 2002. The enclosed proxy is solicited by the Board of Directors (“the Board”) of FleetBoston Financial Corporation in connection with the Annual Meeting of Stockholders to be held on April 16, 2002, and any adjournment of that meeting.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote?

If you are a holder of our Common Stock, on our records at the close of business on February 22, 2002 (the “Record Date” for the Annual Meeting), you are entitled to vote at the Annual Meeting. On the Record Date, we had 1,045,446,928 shares of Common Stock issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

How Are Votes Counted?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions, broker non-votes and votes withheld are treated in the same manner as shares present or represented at the Annual Meeting for purposes of determining the existence of a quorum.

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect Directors, to ratify the selection of independent accountants and to decide the stockholder proposals.

The total number of votes that are cast “for” a proposal will determine whether it is adopted. Abstentions are counted in determining the total number of votes cast. While not counted as votes “for” or “against” a proposal, abstentions have the same effect as a vote withheld on the election of Directors or a vote against any other proposal. Broker non-votes are not counted in determining the number of votes cast. (A “broker non-vote” occurs when a registered broker holding shares for a customer in the name of the broker has not received voting instructions on a matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter. The broker will indicate this on the proxy card.) Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares in street name for their customers are prohibited from giving a proxy to vote those shares with respect to the consideration of the stockholder proposals without specific instructions from their customers.

In voting for the election of Directors, you may cast your vote for or withhold authority to vote for, but you may not specify an abstention. You may indicate abstentions with respect to the approval of the ratification of the selection of independent accountants and consideration of the stockholder proposals.

How Do I Vote? Can I Vote by Telephone or the Internet?

You may vote your shares in person at the Annual Meeting, or by proxy if you sign, date and return the enclosed proxy card in time for the Annual Meeting and do not subsequently revoke it. You may also vote your shares by proxy by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

This Proxy Statement and the Corporation’s 2001 Annual Report on Form 10-K (“10-K Report”) are available on the Corporation’s web site at www.fleet.com/proxy. Most stockholders can elect to view future proxy statements and 10-K reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save the Corporation the cost of producing and mailing these documents by following the enclosed proxy card instructions or, if you vote your shares through the Internet, by following the instructions posted on the web site to which you are directed before you vote. If you choose to view future proxy statements and 10-K Reports over the Internet, you will receive an e-mail next year with instructions containing links to the Internet address of those materials. Your choice will remain in effect indefinitely unless you revoke consent to view these documents over the Internet. You can revoke your consent and elect to receive paper copies of the documents by visiting the web site referenced in the enclosed proxy card instructions. You do not have to elect Internet access each year.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and 10-K Reports over the Internet. Most stockholders who hold their shares through a bank, broker or other holder of record and who elected Internet access last year should receive an e-mail message, from the holder of record or an agent of the holder of record, containing the Internet address to use to view the Corporation’s Proxy Statement and 10-K Report and instructions for voting.

If your shares are voted by proxy, they will be voted in accordance with your instructions. If you sign your proxy but do not specify how your shares are to be voted, then your shares will be voted FOR the election of directors and the ratification of the selection of the independent accountants and AGAINST the two stockholder proposals. We are not aware of any matter to be considered at the Annual Meeting other than those referred to in this Proxy Statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

If you want to vote in person at the meeting and you hold your shares through a bank, broker or other holder of record, you will need to obtain a written proxy from the holder of record that authorizes you to vote those shares.

Can I Revoke My Voting Instructions?

You may revoke your signed proxy card at any time before it is voted either by signing and returning a proxy card with a later date, delivering a written revocation letter to Gary A. Spiess, Secretary of the Corporation, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Mr. Spiess’s mailing address is FleetBoston Financial Corporation, 100 Federal Street, MA DE 10026A, Boston, Massachusetts 02110. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

What Do I Need to Do if I Plan to Attend the Annual Meeting?

If you hold shares of our Common Stock in your name on the record date and you plan to attend the Annual Meeting, you need to bring a form of personal photo identification with you in order to be admitted to the Annual Meeting. If you want to attend the Annual Meeting and you do not hold shares in your name but hold them through a bank, broker or other holder of record, you will need to present a letter from the holder of record that confirms your ownership of those shares and a form of personal photo identification in order to be admitted to the Annual Meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership and proper photo identification.

What Happens if Multiple Stockholders Share the Same Address?

If you hold your shares through a bank, broker or other holder of record, and share a single address and the same last name with another stockholder, you may have received notice that only one Proxy Statement and 10-K Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces our printing and postage costs. However, if you wish to receive additional copies of our Proxy Statement or 10-K Report, please contact our Shareholder Services Department at 1-800-922-6005 or 1-800-944-0786 or write to Shareholder Services at 111 Westminster Street, Providence, Rhode Island, 02903. If you hold your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record. If you are a stockholder of record, we will be contacting you separately regarding householding beginning with the 2003 Annual Meeting of Stockholders.

Who Pays the Expenses of this Solicitation?

We bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and proxy card for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and we will compensate them in an estimated amount of $15,000 plus reasonable out-of-pocket expenses. In addition to the solicitation by Georgeson Shareholder Communications, Inc. and solicitation by use of the mails, employees of our principal subsidiary, Fleet National Bank (the “Bank”), may solicit proxies by personal interview, by telephone or by other means of communication, without any additional compensation. We will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, with proxy materials for transmittal to the beneficial owners. We will reimburse the record holders for their reasonable expenses in transmitting those materials.

ELECTION OF DIRECTORS

Information about the Nominees.  As of the date of this Proxy Statement, our Board consists of 21 persons. The Board is divided into three classes, with each class serving staggered terms of three years. Seven Director nominees are to be elected for terms of office that will expire at the 2005 Annual Meeting. The nominees are: Paul J. Choquette, Jr., Kim B. Clark, Robert M. Kavner, Donald F. McHenry, Michael B. Picotte, Francene S. Rodgers, and Thomas M. Ryan. Ms. Alice F. Emerson, who currently serves on the Board, will be retiring from the Board after many years of service. Accordingly, only limited information is included in this Proxy Statement with respect to Ms. Emerson. Each nominee has consented to being named a nominee in this Proxy Statement and has agreed to serve as a Director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons designated by the Board. The following information with respect to the Director nominees, as well as the Directors whose terms of office expire in 2003 and 2004, is set forth in this Proxy Statement: name, age, the number of shares of the Corporation’s Common Stock beneficially owned as of February 28, 2002, the year in which the individual became a Director of the Corporation, principal occupation, business or professional experience during the past five years, the standing committees of the Board on which the individual serves as a member, and the names of any public companies, other than the Corporation, for which the individual serves as a Director. The Board recommends a vote “For” all nominees for election as Directors.

NOMINEES FOR ELECTION AS DIRECTORS

TERMS EXPIRE AT THE 2005 ANNUAL STOCKHOLDERS’ MEETING

Paul J. Choquette, Jr. Age 63 Director since 1982 Shares: 41,406(1)
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF GILBANE BUILDING COMPANY

•  Chairman and Chief Executive Officer of Gilbane Building Company since 1997, and President of Gilbane Building Company from 1981 to 1997

•  Other Public Company Directorships: Carlisle Companies, Inc.

•  Current Committees: Executive Committee
Risk Management Committee

(1) In addition to shares directly held, includes 18,620 stock units held under the Corporation’s Director Deferred Compensation and Stock Unit Plan (the “Director Stock Unit Plan”) and 4,400 shares owned by his spouse.

Kim B. Clark Age 52 Director from 1998 to 1999 and since June 2001 Shares: 550(2)
DEAN OF THE FACULTY AT HARVARD BUSINESS SCHOOL

•  Dean of the Faculty at Harvard Business School since 1995, Member of Harvard Faculty since 1978 and George F. Baker Professor of Administration since 1999

•  Other Public Company Directorships: Handspring, Inc.

•  Current Committees: Trust Committee

(2) In addition to shares directly held, includes 332 stock units held under the Director Stock Unit Plan.

NOMINEES FOR ELECTION AS DIRECTORS
TERMS EXPIRE AT THE 2005 ANNUAL STOCKHOLDERS’ MEETING

Robert M. Kavner Age 58 Director since 1986 Shares: 19,151(4)
CHAIRMAN OF OVERTURE SERVICES, INC.

•  Chairman of Overture Services, Inc. (Internet search provider) since 1999

•  Vice Chairman of idealab! (creates and operates Internet businesses) since 1998

•  President, Chief Executive Officer and Director of On Command Corp. (provides in-room video services to the lodging industry) from 1996 until 1998

•  Executive of Creative Artists Agency, Inc. and Managing Director of Kavner & Associates from 1994 until 1996

•  Other Public Company Directorships: Overture Services, Inc., Earthlink Network, Inc. and Jupiter Media Metrix, Inc.

•  Current Committees: Human Resources and Board Governance Committee

(4) In addition to shares directly held, includes 12,671 stock units held under the Director Stock Unit Plan.

Donald F. McHenry Age 65 Director since 1999 Shares: 36,420(5)
DISTINGUISHED PROFESSOR OF DIPLOMACY AND INTERNATIONAL RELATIONS, GEORGETOWN UNIVERSITY, WASHINGTON, D.C. AND PRESIDENT OF THE IRC GROUP

•  Distinguished Professor at Georgetown University since 2000 and University Research Professor at Georgetown University from 1981 to 2000

•  President of The IRC Group (international relations consulting) since 1983

•  Other Public Company Directorships: AT&T Corp., The Coca-Cola Company, GlaxoSmithKline, PLC and International Paper Company

•  Current Committees: Audit Committee (Chair)
                         Executive Committee

(5) In addition to shares directly held, includes 3,155 stock units held under the Director Stock Unit Plan, 11,063 stock units held under the BankBoston Corporation (“BankBoston”) Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 3,392 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”), 7,104 shares that Mr. McHenry has a right to acquire under the BankBoston Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”), and 11,706 shares held in a trust in which Mr. McHenry is a beneficiary.

Michael B. Picotte Age 54 Director since 1989 Shares: 82,436(6)
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE PICOTTE COMPANIES

•  President and Chief Executive Officer of The Picotte Companies (real estate ownership and management companies) since 1989

•  Current Committees: Audit Committee

(6) In addition to shares directly held, includes 19,949 stock units held under the Director Stock Unit Plan, 13,374 shares held by family foundations and 15,090 shares held by a company in which Mr. Picotte is a stockholder.

NOMINEES FOR ELECTION AS DIRECTORS
TERMS EXPIRE AT THE 2005 ANNUAL STOCKHOLDERS’ MEETING

Francene S. Rodgers Age 55 Director since 1999 Shares: 15,765(7)
CHIEF EXECUTIVE OFFICER OF WFD, INC.

•  Founder and Chief Executive Officer of WFD, Inc. (service and consulting firm on employee commitment) since 1983

•  Current Committees: Community Investment and Public Policy Committee Risk Management Committee

(7) In addition to shares directly held, includes 6,107 stock units held under the Director Stock Unit Plan, 1,370 stock units held under the BKB Director Stock Award Plan and 7,104 shares that Ms. Rodgers has a right to acquire under the BKB Director Stock Option Plan.

Thomas M. Ryan Age 49 Director since 1997 Shares: 11,132(9)
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CVS CORPORATION

•  Chairman and Chief Executive Officer of CVS Corporation since 1999, President since 2000, President and Chief Executive Officer from 1998 to 1999, Vice Chairman and Chief Operating Officer from 1996 to 1998, and Chief Executive Officer and President of CVS Pharmacy, Inc. from 1994 to 1999

•  Other Public Company Directorships: CVS Corporation, Reebok International, Ltd. and Tricon Global Restaurants, Inc.

•  Current Committees: Human Resources and Board Governance Committee

(9) In addition to shares directly held, includes 9,632 stock units held under the Director Stock Unit Plan and 500 shares owned by his spouse.

DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS’ MEETING

William Barnet, III Age 59 Director since 1988 Shares: 59,475(10)
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE BARNET COMPANY, INC.

•  Chairman, President and Chief Executive Officer of The Barnet Company, Inc. (real estate and other investments) since April 2001

•  Chairman of William Barnet & Son, LLC (synthetic fiber processing company) since April 2001

•  Mayor of Spartanburg, South Carolina since November 2001

•  Chairman and Chief Executive Officer of William Barnet & Son, Inc. (synthetic fiber processing company) from 2000 to April 2001, and President and Chief Executive Officer from 1976 to 2000

•  Current Committees: Audit Committee

(10) In addition to shares directly held, includes 34,971 stock units held under the Director Stock Unit Plan.

John T. Collins Age 55 Director since 1995 Shares: 125,856(11)
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COLLINS GROUP, INC.

•  Chairman and Chief Executive Officer of The Collins Group, Inc. since 1990

•  Current Committees: Executive Committee
Human Resources and Board Governance Committee

(11) In addition to shares directly held, includes 9,872 stock units held under the Director Stock Unit Plan.

Gary L. Countryman Age 62 Director since 1999 Shares: 29,021(12)
CHAIRMAN EMERITUS OF LIBERTY MUTUAL INSURANCE COMPANY

•  Chairman Emeritus of Liberty Mutual Insurance Company since 2000, Chairman from 1991 to 2000, and Chief Executive Officer from 1987 to 1998

•  Other Public Company Directorships: NSTAR, The Neiman Marcus Group, Inc., Liberty Mutual Holding Co. Inc. and Liberty Mutual Fire Insurance Company

•  Current Committees: Executive Committee
Human Resources and Board Governance Committee (Acting Chair)

(12) In addition to shares directly held, includes 3,191 stock units held under the Director Stock Unit Plan, 10,536 stock units held under the BKB Exchange Program, 306 stock units held under the BKB Director Stock Award Plan and 7,104 shares that Mr. Countryman has a right to acquire under the BKB Director Stock Option Plan.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS’ MEETING

Charles K. Gifford Age 59 Director since 1999 Shares: 1,974,728(13)
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE CORPORATION

•  President and Chief Executive Officer of the Corporation since December 2001, and President and Chief Operating Officer from 1999 through December 2001

•  Chairman and Chief Executive Officer of BankBoston from 1997 to 1999, Chief Executive Officer from 1996 to 1997, and Chairman, President and Chief Executive Officer from 1995 to 1996

•  Other Public Company Directorships: Massachusetts Mutual Life Insurance Company and NSTAR

•  Current Committees: Executive Committee

(13) In addition to shares directly held, includes 1,233,398 shares that Mr. Gifford has a right to acquire within 60 days under the Corporation’s long-term incentive plans, 85,178 restricted shares granted under those plans and as to which Mr. Gifford has sole voting but no investment authority, 981 shares held as custodian for two of his children, 4,707 shares owned by one of his children directly, 491 shares which he owns jointly with one of his children and 300,000 shares held by a trust under which Mr. Gifford and members of his family are beneficiaries.

Marian L. Heard Age 61 Director since 1998 Shares: 8,578(14)
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE UNITED WAY OF MASSACHUSETTS BAY AND CHIEF EXECUTIVE OFFICER OF THE UNITED WAYS OF NEW ENGLAND

•  President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of the United Ways of New England since 1992

•  Other Public Company Directorships: CVS Corporation

•  Current Committees: Community Investment and Public Policy Committee
Trust Committee

(14) In addition to shares directly held, includes 8,223 stock units held under the Director Stock Unit Plan.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS’ MEETING

Thomas J. May Age 54 Director since 1999 Shares: 20,675(15)
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NSTAR

•  President of NSTAR (energy utility company) and its principal operating companies (Boston Edison, ComElectric, ComGas and Cambridge Electric) since December 2001, and Chairman and Chief Executive Officer since 1999

•  Chairman and Chief Executive Officer of Boston Edison Company from 1994 to 1999 and President from 1995 to 1999

•  Other Public Company Directorships: NSTAR, New England Business Services, Inc. and RCN Corporation

•  Current Committees: Human Resources and Board Governance Committee

(15) In addition to shares directly held, includes 5,975 stock units held under the Director Stock Unit Plan, 1,931 stock units held under the BKB Exchange Program, 3,392 stock units held under the BKB Director Stock Award Plan, an interest in 1,038 shares under a deferred compensation plan of Mr. May’s current employer and 7,104 shares that Mr. May has a right to acquire under the BKB Director Stock Option Plan.

Terrence Murray Age 62 Director since 1976 Shares: 2,378,187(16)
CHAIRMAN OF THE CORPORATION

•  Chairman of the Corporation since 1982 (except from 1988 to 1989 and from 1995 to 1996, when he served as President) and Chief Executive Officer from 1982 through December 2001 (except from 1988 to 1989, when he served as Chief Operating Officer)

•  Other Public Company Directorships: A.T. Cross Company, Allmerica Financial Corporation and CVS Corporation

•  Current Committees: Executive Committee

(16) In addition to shares directly held, includes 1,550,000 shares that Mr. Murray has a right to acquire within 60 days under the Corporation’s long-term incentive plans, 230,754 restricted shares granted under those plans and as to which Mr. Murray has sole voting but no investment authority, 292,846 shares held by a trust under which Mr. Murray is a beneficiary, 111,000 shares held by a family charitable foundation, 12,035 shares held by a company in which Mr. Murray is a stockholder and 7,300 shares held by a trust under which Mr. Murray and members of his family are beneficiaries.

DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRE AT THE 2004 ANNUAL STOCKHOLDERS’ MEETING

Joel B. Alvord Age 63 Director since 1995 Shares: 243,446(17)
PRESIDENT AND MANAGING DIRECTOR OF SHAWMUT CAPITAL PARTNERS, INC.

•  President and Managing Director of Shawmut Capital Partners, Inc. (venture capital buy-out firm) since 1997

•  Chairman of the Corporation from 1995 to 1997

•  Other Public Company Directorships: Cuno Incorporated

•  Current Committees: Executive Committee (Chair)

Community Investment and Public Policy Committee

(17) In addition to shares directly held, includes 162,000 shares that Mr. Alvord has a right to acquire under the Corporation’s long-term incentive plans, 8,960 shares held by a family foundation, and 13,309 stock units held under the Director Stock Unit Plan.

Daniel P. Burnham Age 55 Director since 1999 Shares: 8,481(18)
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RAYTHEON COMPANY

•  Chairman and Chief Executive Officer of Raytheon Company since 1999, President and Chief Executive Officer from December 1998 to 1999, and President and Chief Operating Officer from July 1998 to December 1998

•  Vice Chairman of Allied Signal, Inc. from 1997 to 1998 and President of Allied Signal Aerospace from 1992 to 1997

•  Other Public Company Directorships: Raytheon Company

•  Current Committees: Risk Management Committee

(18) In addition to shares directly held, includes 5,758 stock units held under the Director Stock Unit Plan, 119 stock units held under the BKB Director Stock Award Plan and 2,368 shares that Mr. Burnham has a right to acquire under the BKB Director Stock Option Plan.

T.J. Dermot Dunphy Age 69 Director since March 2001 Shares: 120,515(19)
CHAIRMAN OF KILDARE ENTERPRISES, LLC AND RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SEALED AIR CORPORATION

•  Chairman of Kildare Enterprises, LLC (private equity investment and management firm) since 2000

•  Retired Chairman of Sealed Air Corporation (specialty and protective packaging materials and systems) since 2000, Chairman from 1996 to 2000 and Chief Executive Officer from 1971 to 2000

•  Director of Summit Bancorp. (“Summit”) from 1984 to March 2001

•  Other Public Company Directorships: Sealed Air Corporation, Public Service Enterprise Group Incorporated and Noveon, Inc.

•  Current Committees: Audit Committee

(19) In addition to shares directly held, includes 1,299 stock units held under the Director Stock Unit Plan.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2004 ANNUAL STOCKHOLDERS’ MEETING

Henrique de Campos Meirelles Age 56 Director since 1999 Shares: 1,241,896(20)
PRESIDENT OF GLOBAL BANKING OF THE CORPORATION

•  President of Global Banking of the Corporation since October 2001, President of Corporate and Global Banking from 2000 to October 2001 and President of Global Banking and Financial Services from 1999 to 2000

•  President and Chief Operating Officer of BankBoston from 1996 to 1999

•  Other Public Company Directorships: Raytheon Company

•  Current Committees: Trust Committee

(20) In addition to shares directly held, includes 889,248 shares that Mr. Meirelles has a right to acquire within 60 days under the Corporation’s long-term incentive plans, and 77,360 restricted shares granted under those plans and as to which Mr. Meirelles has sole voting but no investment authority.

T. Joseph Semrod Age 65 Director since March 2001 Shares: 1,474,976(21)
VICE CHAIRMAN OF THE CORPORATION AND CHAIRMAN OF THE CORPORATION’S NEW JERSEY OPERATIONS

•  Vice Chairman of the Corporation and Chairman of the Corporation’s New Jersey operations since March 2001

•  Chairman of the Board and Chief Executive Officer of Summit from 1981 to March 2001

•  Director of Summit from 1981 to March 2001

•  Current Committees: Community Investment and Public Policy Committee

(21) In addition to shares directly held, includes 903,465 shares that Mr. Semrod has a right to acquire within 60 days under the Corporation’s long-term incentive plans, 200,000 restricted shares granted under those plans as to which Mr. Semrod has sole voting but no investment authority, 1,089 shares owned by his spouse, and 1,159 shares held by his spouse as custodian for one of his children.

Paul R. Tregurtha Age 66 Director since 1995 Shares: 37,611 (22)
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF MORMAC MARINE GROUP, INC. AND MORAN TRANSPORTATION COMPANY

•  Chairman and Chief Executive Officer of Mormac Marine Group, Inc. (marine shipping company) since 1988

•  Chairman and Chief Executive Officer of Moran Transportation Company (tug and barge shipping company) since 1999, and Chairman from 1994 to 1999

•  Other Public Company Directorships: Alliance Resource Management GP, LLC, FPL Group, Inc. and Teachers Insurance and Annuity Association

•  Current Committees: Risk Management Committee (Chair)

(22) In addition to shares directly held, includes 11,829 stock units held under the Director Stock Unit Plan.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

Meetings and Committees

General.  During 2001, the Board met eight times. The Board has an Executive Committee, an Audit Committee, a Community Investment and Public Policy Committee, a Human Resources and Board Governance Committee, and a Risk Management Committee, the members of which are appointed each year. Each member of the Executive, Audit, Community Investment and Public Policy, and Risk Management Committees of the Corporation is also a member of the corresponding committee of the Bank. No member of the Audit, Human Resources and Board Governance or Risk Management Committee is an employee of the Corporation or its subsidiaries. In addition to the Committees noted above, the Bank has a Trust Committee.

Executive Committee.     The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation’s By-Laws. The members of the Executive Committee are also members of the Executive Committee of the Bank and their meetings, when held, are held jointly. The Executive Committee met once in 2001.

Audit Committee.     The Audit Committee oversees the scope of the Corporation’s internal audit program, the independence of the outside accountants, the adequacy of the Corporation’s system of internal controls and procedures, and the adequacy of management’s action with respect to recommendations arising from those auditing activities. The Audit Committee also oversees the Corporation’s regulatory compliance. The functions of the Audit Committee also include recommending the appointment of the Corporation’s independent accountants, and overseeing the duties of the Director of Corporate Audit and his staff. In carrying out its duties, the Audit Committee meets on a quarterly basis with management and the independent accountants to review the Corporation’s quarterly or annual financial results, which are included in the Corporation’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K. In connection with this review, the Audit Committee discusses with management and the independent accountants any reports, opinions or certifications rendered by the independent accountants in connection with those financial statements and reviews any significant disputes between management and the independent accountants that may arise in connection with the preparation of those financial statements. The Audit Committee also receives from management reports regarding the internal control structure and risk management, reports on bank regulatory examinations of the Corporation and its subsidiaries, and reports from the Director of Corporate Audit regarding internal audit activities conducted throughout the Corporation and its subsidiaries. The members of the Corporation’s Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both Committees. The Audit Committee of the Corporation held five meetings in 2001. The Audit Committee’s report is included on page 29 of this Proxy Statement.

Compliance with NYSE Requirements. The Corporation is required by the Rules of the NYSE to satisfy certain requirements with respect to its Audit Committee. In conformity with those requirements, the Board of Directors of the Corporation has approved the Audit Committee’s written charter. A copy of the Audit Committee’s charter is included as Appendix A to this Proxy Statement. In addition, the Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and other applicable requirements of the NYSE’s listing standards. While the Board believes that the members of the Audit Committee possess the qualifications and experience required by the listing standards of the NYSE, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing.

Human Resources and Board Governance Committee.     The Human Resources and Board Governance Committee is responsible for overseeing human resources policies and systems, compensation and benefit plans (including management bonuses and equity-based awards), senior officer appointments, and succession planning. The Committee approves, or recommends to the Board for its approval, the compensation of top executives of the Corporation and discharges duties under various benefit and incentive compensation plans for the Corporation. The Committee is also responsible for establishing guidelines for Board composition and Director qualifications and periodically assessing the effectiveness of the Board and its committees. The Human Resources and Board Governance Committee also serves as the Corporation’s nominating committee. When acting as a nominating committee, the Human Resources and Board Governance Committee reviews the qualifications of nominees for Director and recommends the election of the Corporation’s Directors. A stockholder may nominate a person for election as a Director by complying with Section 3.15 of the Corporation’s By-Laws, which provides that advance notice of a nomination must be delivered to the Corporation and must contain the name and certain information concerning the nominee and the stockholders who support the nominee’s election. A copy of this By-Law provision may be obtained by writing to FleetBoston Financial Corporation, Attn: Gary A. Spiess, Secretary, 100 Federal Street, MA DE 10026A, Boston, Massachusetts 02110. In 2001, the Human Resources and Board Governance Committee held five meetings.

Risk Management Committee.     The Risk Management Committee is responsible for the oversight of certain corporate risk areas, including credit and market risk, and asset and liability management. The members of the Corporation’s Risk Management Committee are also members of the Risk Management Committee of the Bank and customarily hold joint meetings of both Committees. The Risk Management Committee held four meetings in 2001.

Community Investment and Public Policy Committee.     The Community Investment and Public Policy Committee is responsible for reviewing management’s policies, practices and performance related to work force diversity, community affairs activities, charitable contributions, compliance with the Community Reinvestment Act and certain other related consumer laws and regulations. The members of the Community Investment and Public Policy Committee are also members of the Community Investment and Public Policy Committee of the Bank and customarily hold joint meetings of both Committees. The Community Investment and Public Policy Committee held four meetings in 2001.

Trust Committee.     The functions of the Trust Committee of the Bank include reviewing and approving general policies pertaining to the exercise of fiduciary powers by the Bank and overseeing the exercise of those powers and compliance with those policies. The Bank’s Trust Committee held four meetings in 2001.

Attendance and Other Matters.     All of the current Board members attended more than 75% of the aggregate of the meetings of the Board and its Committees on which they served in 2001.

Agreements Related to the Election of Directors. In accordance with the terms of their respective employment agreements, discussed later in this Proxy Statement, the Corporation has agreed to support the election and re-election to the Board of Messrs. Gifford and Meirelles during the “employment period” (as defined in their agreements). In general, this period ends on January 1, 2003 or, if earlier, upon the termination of the executive’s employment with the Corporation. Under the terms of Mr. Alvord’s employment agreement, the Corporation will support Mr. Alvord’s election and re-election to the Board until Mr. Alvord reaches age 65, and Mr. Alvord will serve until his 65th birthday as Chairman of the Executive Committee of the Board or in such other capacity as the Corporation and Mr. Alvord shall agree. In connection with the Summit acquisition, the Corporation has appointed Messrs. Semrod and Dunphy to the class of Directors with terms expiring at the 2004 Annual Meeting.

Compensation of Directors

Annual Retainer and Meeting Fees.     For their service on the Board, Directors (other than Directors who are officers of the Corporation or one of its subsidiaries) receive an annual retainer of $50,000, plus $1,500 for each Board meeting attended and $1,000 for each telephonic meeting attended. Committee members receive $1,000 per Committee meeting attended and $750 for each telephonic meeting attended, and each Committee Chairman is paid an annual retainer of $7,000 per year. Committee retainers and meeting fees are not paid to Directors who are officers of the Corporation or one of its subsidiaries.

Under the Director Stock Unit Plan, 50% of each Director’s annual retainer is mandatorily deferred into stock units. Directors also may elect to defer all or a portion of their remaining annual retainer, any Committee Chairman retainer and meeting fees into stock units or a fixed-rate account, or a combination of the two.

Director Stock Unit Plan.     The Director Stock Unit Plan is designed to link the Directors’ compensation more closely with the interests of stockholders. Pursuant to the Director Stock Unit Plan, in addition to the annual retainer discussed above, each non-employee Director currently receives an annual award of stock units equal to $30,000. The stock units are payable in shares of the Corporation’s Common Stock following termination of service as a Director.

Retirement Plan.     The Corporation maintained a retirement plan for its non-employee Directors through December 31, 1997. Under this plan, a Director became eligible for benefits after he or she served on the Board for at least five years. The plan provided the participant a retirement benefit of $200,000 after 10 years of service. All current Directors who were participating in this plan converted their accumulated balances into stock units under the Director Stock Unit Plan described above, based on the fair market value of the Corporation’s Common Stock on April 15, 1998.

Assumed Plans — General. In connection with certain mergers and acquisitions, the Corporation has assumed benefit plans applicable to former directors of such entities who joined the Corporation’s Board of Directors. No future awards are being made under these plans.

BankBoston. In connection with the BankBoston merger, the Corporation assumed three BankBoston director plans. Under the BKB Director Stock Award Plan, non-employee directors received awards of common stock that they could defer. In connection with the BankBoston merger, the deferred shares were converted into stock units that are payable in shares of the Corporation’s Common Stock when the Director’s term expires or upon the Director’s death. The terms of the BKB Director Stock Award Plan continue to apply to any outstanding units held by Mss. Emerson and Rodgers and Messrs. Burnham, Countryman, May and McHenry.

The BKB Exchange Program was established so that directors could convert accrued retirement benefits into deferred or restricted stock of BankBoston. In connection with the merger, the deferred shares were converted into stock units that are payable in shares of the Corporation’s Common Stock when the Director retires from the Board or dies. The terms of the BKB Exchange Program continue to apply to any outstanding units held by Ms. Emerson and Messrs. Countryman, May and McHenry.

The BKB Director Stock Option Plan provided for an annual grant of options to each non-employee BankBoston director. In connection with the BankBoston merger, the options held by Mss. Emerson and Rodgers and Messrs. Burnham, Countryman, May and McHenry were converted into options to purchase shares of the Corporation’s Common Stock.

Shawmut. In connection with the Shawmut National Corporation (“Shawmut”) merger, the Corporation assumed obligations under an irrevocable trust agreement that holds life insurance policies with respect to the former Shawmut directors. The policies fund a charitable giving program under which the eligible Directors are permitted to recommend up to four tax-exempt charities to receive contributions. Upon a Director’s death, annual charitable contributions will be made for a period of 10 years and the amount of the annual contribution, in the aggregate, will be $100,000. Directors derive no financial benefit from the program. The current Directors of the Corporation eligible for this program are Messrs. Alvord, Collins and Tregurtha.

Summit. In connection with the Summit acquisition, the Corporation assumed obligations under Summit’s retirement plan for non-employee directors. Under the plan, Mr. Dunphy will be entitled to receive annually, for 10 years following the termination of his service on the Board, a payment equal to the higher of (i) the annual retainer at the time his Board service terminates, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Summit acquisition.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Shares owned as of February 28, 2002 by the Director nominees and the Directors whose terms of office expire in 2003 and 2004, including Messrs. Murray, Gifford, and Meirelles, are described above under “Election of Directors.” As of March 1, 2002, Mr. Sarles beneficially owned 1,352,226 shares. Mr. Sarles’ ownership includes 843,334 shares that he has a right to acquire within 60 days under the Corporation’s long-term incentive plans, 128,142 restricted shares granted under the Corporation’s long-term incentive plans and as to which he has sole voting but no investment authority, 400 shares owned by his children and 6,000 shares held by a family foundation. As of February 28, 2002, current Directors and executive officers, in the aggregate, beneficially owned 1.33% of the issued and outstanding shares of the Corporation’s Common Stock. The number of shares of the Corporation’s Common Stock beneficially owned by each current Director or Named Executive Officer (as defined below) does not equal or exceed 1% of the outstanding shares of the Corporation’s Common Stock. No current director or executive officer of the Corporation beneficially owns any other equity security of the Corporation.

HUMAN RESOURCES AND BOARD GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Human Resources and Board Governance Committee (the “Committee”) is composed entirely of five non-employee members of the Board who initiate all compensation actions for the Chief Executive Officer (“CEO”) and review and approve the compensation for all executive officers.

The Committee has prepared the following report for inclusion in this Proxy Statement:

Compensation Philosophy

This report reflects the Corporation’s compensation philosophy and describes the actions taken by the Corporation for 2001, as shown in the various tables supporting this report. The Corporation has designed its executive compensation program to:

•	Motivate key executives to continue to achieve strategic business initiatives and to reward them for their achievement;

•	Strongly emphasize variable compensation by using performance-based bonus and equity awards which support a pay-for-performance policy that differentiates compensation amounts based on a discretionary evaluation of results in three key areas: corporate, business unit and individual performance;

•	Provide compensation opportunities that are comparable to those offered by peer organizations in order to allow the Corporation to compete for and retain talented executives who are critical to its long-term success; and

•	Align the interests of executives with the long-term interests of stockholders through award opportunities that can increase the executives’ ownership of the Corporation’s Common Stock.

The Corporation’s goal is to ensure a strong link between pay and performance: over 90% of the total compensation opportunity for the CEO and the four other most highly compensated officers identified in the Summary Compensation Table (the “Named Executive Officers”), and a significant portion for other senior executives, is in at-risk annual bonus and equity-based compensation. For 2001, the total compensation, particularly annual incentive compensation, of the Named Executive Officers and the other senior executives was driven primarily by the Corporation’s performance during the year and was less tied to the compensation paid to the executives in comparable positions at the comparator banks. Although the Corporation was disappointed with its financial performance for 2001, driven primarily by an unstable stock market, write-downs in Principal Investing, charges related to Argentina and higher credit costs, there were several areas in which the Corporation showed strong performance, including:

•	The completion of a comprehensive strategic review of all of the Corporation’s lines of business, leading to the repositioning of the consumer related businesses as an initial step;

•	The successful integration of Summit;

•	The acquisition of Liberty Financial’s asset management business, increasing the

Corporation’s assets under management by almost 40% and strengthening the Corporation’s money management capabilities;

•	The aggressive steps taken by the Corporation to position it to realize the benefits of anticipated improvement in economic conditions later in 2002; and

•	The strength of the Corporation’s core businesses.

Taking all of this into account, the Committee determined that it was appropriate to award each of the Named Executive Officers an annual bonus for 2001 equal to 50-60% of the award they earned for 2000. To further align the interests of the Named Executive Officers with those of stockholders, 50% of their bonuses for 2001 were paid in shares of restricted stock, except with respect to Mr. Higgins who, like other retiring executives, received 100% of his bonus in cash.

Annually, the Corporation participates in several compensation studies to determine the competitiveness of its compensation program for all executives. Participants in these surveys include other large banking and financial services institutions with significant international, corporate and investment banking businesses, large regional banking organizations and other firms which appropriately represent the Corporation’s competitive market.

The Corporation’s executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives by the Peer Group, as defined below. These key elements provide a competitive, well-balanced total compensation program that is supportive of the Corporation’s strategies, including its objective of seeking deductibility for compensation costs related to its Named Executive Officers to the extent permitted under Section 162(m) of the Internal Revenue Code.

For the Named Executive Officers, the comparator banks are those domestic banks with assets of at least $100 billion (the “Peer Group”). The Peer Group is the group used in the Stock Performance Graph.

Base Salary

The purpose of the base salary is to provide a basic level of income that recognizes the market value of the position, as well as the individual’s performance and experience. Salary adjustments that were provided to key executives were given based on their personal contributions to business unit and corporate results, their actual salaries relative to the median for comparable positions in the appropriate peer group, and the Corporation’s overall salary budget for the year. No specific weighting is applied as all of these factors are important. None of the Named Executive Officers received a salary adjustment in 2001. Based on a review of market data, the Committee believes that the salaries for 2001 are consistent with competitive practice.

Annual Incentive

The Corporation’s executive bonus plans support the objective of paying for performance that increases stockholder value by providing for bonuses under the plans only if the Corporation achieves specified targets of Return on Equity (ROE) and net income.

1. Named Executive Officer (NEO) Bonus Plan. The NEO Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to net income and ROE are achieved for the year. Under the terms of the NEO Bonus Plan, and on the basis of the Corporation’s performance in 2001, the maximum bonus award allowed under the plan to the CEO and to each of the other Named Executive Officers individually is $7.509 million. The Committee has the discretion to decrease, but not to increase, the bonus amount and has exercised this discretion with respect to the 2001 bonus awards.

2. Management Bonus Plan. The purpose of the Management Bonus Plan, in which the Corporation’s executive officers, other than the Named Executive Officers, as well as other eligible employees, participate, is to reward and motivate them for the achievement of important strategic and business objectives in a given year. The plan provides for a bonus pool that is based on competitive market practice, determined by the Corporation’s performance in achieving pre-established target levels of ROE and net income, with a discretionary component that is available to account for extraordinary events, measures not specifically reflected in ROE and net income, and individual performance.

In 2001, any individual, including the Corporation’s Named Executive Officers and other executives, who was awarded a performance-based annual bonus of at least $100,000 received up to 50% of the annual bonus in the form of restricted stock, further aligning the executives’ interests with those of stockholders.

Long-Term Stock Incentive

The purpose of long-term stock incentive awards is to encourage significant ownership of the Corporation’s Common Stock by key officers and employees. This approach aligns the interests of executives with the interests of stockholders, and focuses them on the achievement of long-term results. In granting stock awards in 2001 (which were made in the form of stock options) to the Named Executive Officers, the Committee took into account the executive’s level of responsibility and the practices in the Peer Group. The Committee did not consider the amount of stock options or restricted stock already held by the executive when it granted individual stock awards in 2001.

Stock options are awarded at the fair market value on the date of the grant, so that the gains for the executive officers are comparable to those of a stockholder purchasing a share of Common Stock on the same date. Generally, options vest in one-third increments, beginning on the first anniversary of the date of the grant and expire in not more than 10 years.

CEO Compensation

In 2001, the Corporation’s most highly compensated Named Executive Officer was Terrence Murray, who served as Chairman and Chief Executive Officer through December 31, 2001. The Committee established certain quantitative and qualitative goals for 2001 and the achievement of these goals, as well as the development and execution of strategic and business objectives, provided the basis for the bonus awarded to Mr. Murray. In its review of Mr. Murray’s performance, the Committee determined that Mr. Murray met all critical objectives in 2001, as revised to reflect current economic conditions.

Mr. Murray’s compensation for 2001 included a base salary at the same level as in effect since 1994 and a bonus in the amount of $2,500,000, of which 50% was delivered in the form of restricted stock. The Committee exercised its judgment in determining the amount of Mr. Murray’s award and considered primarily:

•	the Corporation’s performance in 2001, measured by ROE, net income, ROA and EPS; and

•	the strength of the Corporation’s balance sheet and its overall performance related to its financial goals, in light of the weakening economy;

balanced against

•	the substantial completion of all systems and organizational integrations resulting from the merger of the Corporation and Summit;

•	the completion of the acquisition of Liberty Financial’s asset management business, increasing the Corporation’s assets under management by almost 40% and strengthening the Corporation’s money management capabilities;

•	the execution of the Corporation’s business strategies related to overall management, products and systems; and

•	continued progress toward the Corporation’s diversity goals.

Mr. Murray was not present during Committee or Board discussions concerning his compensation. The Committee’s decision was unanimously endorsed by the Board of Directors.

Mr. Murray was awarded 500,000 stock options in October 2001 under substantially the same terms and conditions as options awarded to other employees of the Corporation. The Committee’s decision with respect to this award followed the same principles as those described for the Named Executive Officers generally.

The Committee believes that Mr. Murray’s total compensation package for 2001, including his base salary and annual and long-term incentive awards, will be between the median and 75th percentile of total compensation for CEOs in the Peer Group, based on data obtained via proxy statements, surveys and outside consultants.

In August 2001, the Committee reviewed the terms of a proposed post-retirement arrangement for Mr. Murray, which included the continuation of certain fringe benefits and a special retirement benefit with alternative distribution options under the Corporation’s Supplemental Executive Retirement Plan. Summaries of these arrangements are set forth in the Proxy Statement. The Committee discussed Mr. Murray’s total historic compensation, including base salary and annual and long-term incentive awards, and noted that, when compared to the Peer Group, it fell between the 50th and 75th percentiles. The Committee also considered that annual and long-term incentives had been earned based on corporate and financial performance under Mr. Murray’s leadership. The Committee also noted that Mr. Murray built the Corporation into the seventh largest U.S. financial holding company and is a long-service and high performing chief executive officer. Based on the foregoing, and other pertinent information, including a review of market practices in this area, the Committee approved the terms of the post-retirement arrangement.

Submitted by members of the Human Resources and Board Governance Committee:

          Gary L. Countryman (Acting Chairman)

          John T. Collins
          Robert M. Kavner
          Thomas J. May
          Thomas M. Ryan

February 19, 2002

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2001, to the best of the Corporation’s knowledge, there were no stockholders that beneficially owned more than 5% of the Corporation’s outstanding Common Stock.

STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the yearly change in the cumulative total stockholder return on the Corporation’s Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group, for the five-year period from December 31, 1996 through December 31, 2001.

The graph assumes that $100 was invested in the Common Stock and the indices on December 31, 1996, and that all dividends were reinvested. The Corporation’s Peer Group consists of the top nine (based on asset size) domestic banking organizations, for the fiscal year ending December 31, 2001, excluding the Corporation. The financial institutions that comprise this group are: Bank of America Corporation, Bank One Corporation, Citigroup Inc., J.P. Morgan Chase & Co., National City Corporation, SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corp. and Wells Fargo & Company.

The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table shows compensation paid by the Corporation for the last three fiscal years to the Named Executive Officers.

Summary Compensation Table

					Long-Term Compensation

					Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position(1)	Year	($)	($)(2)	($)(3)	($)(4)(5)	(#)	($)(6)(7)

Terrence Murray(8)	2001	$992,200	$2,500,000	$135,888	$0	500,000	$516,404
Chairman of the Board	2000	992,200	5,000,000	122,582	0	1,000,000	529,437
	1999	992,200	4,000,000	74,057	14,800,000	—	309,177
Charles K. Gifford	2001	992,200	2,250,000	—	0	304,169 (9)	304,552
President and Chief	2000	992,200	4,500,000	—	0	300,000	373,705
Executive Officer	1999	873,349	3,600,000	—	11,100,000	300,000	—
Robert J. Higgins	2001	800,000	1,750,000	—	0	200,000	280,402
President of Consumer	2000	800,000	3,500,000	—	0	200,000	442,739
Banking and Investment	1999	726,924	2,800,000	—	11,100,000	200,000	201,806
Services
Henrique de Campos Meirelles	2001	800,000	1,750,000	449,258	0	200,000	149,606
President of Global	2000	800,000	3,500,000	1,448,079	0	200,000	357,266
Banking	1999	703,461	2,800,000	1,451,237	11,100,000	200,000	—
H. Jay Sarles	2001	700,000	1,800,000	53,066	0	200,000	506,960
Vice Chairman,	2000	700,000	3,000,000	—	0	200,000	511,700
Wholesale Banking	1999	572,000	2,400,000	—	8,880,000	175,000	227,875

(1)	Mr. Murray served as Chairman and Chief Executive Officer of the Corporation through December 31, 2001, after which he became Chairman of the Board. Mr. Gifford served as President and Chief Operating Officer of the Corporation through December 31, 2001, after which he became President and Chief Executive Officer. Mr. Higgins retired from the Corporation on January 4, 2002. Mr. Meirelles held the title of President of Corporate and Global Banking until October 2001, after which he became President of Global Banking. Mr. Sarles held the title of Vice Chairman and Chief Administrative Officer until October 2001, after which he became Vice Chairman, Wholesale Banking.

(2)	In 2001, the Corporation paid a portion of the total annual bonus award in shares of the Corporation’s Common Stock. Any individual, including the Named Executive Officers (with the exception of Mr. Higgins), who was awarded a performance-based annual bonus of at least $100,000 received up to 50% of the annual bonus in the form of restricted stock, further aligning the executive’s interests with those of stockholders. Mr. Higgins, like other retiring executives, received 100% of his bonus in cash.

(3)	The amounts shown for Mr. Murray in 2001, 2000 and 1999, include $89,694, $98,970 and $53,800, respectively, related to tax preparation and financial planning services and $46,194 related to use of corporate aircraft in 2001. The amount shown for Mr. Meirelles for 2001 includes $391,449 related to his relocation from Massachusetts to New York, including the benefits of an interest free loan from the Corporation and related expenses. The amount shown for Mr. Meirelles for 2000 includes $1,369,795 related to his relocation from Massachusetts to New York, including temporary housing costs, the benefits of an interest free loan from the Corporation and the payment by the Corporation of certain related expenses. The amount shown for Mr. Meirelles for 1999 was paid by the Corporation in April 2000, pursuant to Mr. Meirelles’ employment agreement, to reimburse him for taxes attributable to the vesting of his restricted stock and stock options upon the merger of BankBoston with the Corporation. The amount shown for Mr. Sarles in 2001 includes $40,366 related to tax preparation and financial planing services.

(4)	The values shown in the table are based on the closing price of Common Stock on the date of each grant, rather than the December 31, 2001 closing price.

(5)	In October 1999, the Corporation awarded performance-based restricted stock to the Named Executive Officers under the 1996 Long- Term Incentive Plan. The lapsing of the performance-based restrictions was dependent on the achievement of certain targets related to ROA, ROE or cost savings. In December 2000, the Human Resources and Board Governance Committee determined that the Corporation had met the final cost savings target and the performance-based restrictions on all shares lapsed, subject to the executives remaining employed through the end of the applicable restricted periods and to any provisions in their restricted stock agreements that may provide for earlier vesting in certain circumstances. One-half of the shares vested in prior years, 1/3 vested following the restricted period ended on December 31, 2001 and the remaining 1/6 will vest following the restricted period ending on December 31, 2002. In the case of Mr. Murray, taxable income with respect to restricted stock of $135,451, $5,018,813, $1,238,888, $811,500 and $2,662,980 was earned during 1996, 1997, 1998, 1999 and 2000, respectively. The amount and 2001 year-end value of all restricted stock held by the Named Executive Officers are: Mr. Murray, 325,001 shares and $11,862,536; Messrs. Gifford and Meirelles, each 150,000 shares and $5,475,000; Mr. Higgins, 220,000 shares and $8,030,000; and Mr. Sarles, 180,000 shares and $6,570,000. The 2001 year-end values are based on the December 31, 2001 closing price of Common Stock ($36.50). Dividends are paid on restricted stock if, and to the extent, dividends are paid on

Common Stock generally. If a change in control of the Corporation were to occur, the restricted stock would immediately vest in full.

(6)	The 2001 amounts for the Named Executive Officers include: (a) contributions by the Corporation under the Corporation’s Savings Plan, and any amounts accrued under the Corporation’s Executive Supplemental Plan: Mr. Murray, $59,540; Mr. Gifford, $59,540; Mr. Higgins, $47,996; Mr. Meirelles, $47,996; and Mr. Sarles, $41,990; (b) executive term life insurance premiums paid by the Corporation on behalf of the Named Executive Officers as follows: Mr. Murray, $54,917; Mr. Gifford, $30,564; Mr. Higgins, $18,594; Mr. Meirelles, $18,998; and Mr. Sarles, $16,215; and (c) excess interest on deferred compensation: Mr. Murray, $241,947; Mr. Gifford, $54,448; Mr. Higgins, $213,812; Mr. Meirelles, $82,612; and Mr. Sarles, $288,755.

(7)	Certain executive officers of the Corporation, as well as other employees, may invest on an after-tax basis in a pool of investments, which become available to the Corporation primarily through the activities of one of the Corporation’s subsidiaries. The investment is in the form of an interest in a limited partnership in which the general partner is a subsidiary of the Corporation. The plan permits an individual to invest up to $80,000. During 2001, Messrs. Murray, Gifford and Sarles, purchased limited partnership interests in that amount. Messrs. Higgins and Meirelles chose not to invest. However, because of certain limitations imposed by the coinvestment partnership, approximately 50% of the amount invested in 2001 by plan participants, including Messrs. Murray, Gifford and Sarles, is expected to be returned to them. The plan permits the Corporation to make preferred equity capital contributions to the partnership in a multiple of the amounts invested by the employee participants. The Corporation is entitled to receive a fixed annual return specified under the terms of the limited partnership agreement. Upon distribution of partnership assets, the Corporation is entitled to a priority in the return of its preferred equity contributions, plus the fixed annual return on the balance of the preferred equity contributions, before distribution of any remaining assets to the partners based on their capital contributions. In 2001, the Corporation made contributions equal to two times the investments of Messrs. Murray, Gifford and Sarles, which amounts are included in the totals in the Table. However, as is the case with investments made by plan participants, approximately 50% of the Corporation’s contributions is expected to be returned to the Corporation because of certain limitations imposed by the coinvestment partnership. This would reduce the totals shown in the Table for Messrs. Murray, Gifford and Sarles by approximately $80,000 per individual.

(8)	Mr. Murray’s salary has been at the same level since 1994. Mr. Murray’s bonuses for 1995, 1996, 1997 and 1998, which, like all other bonuses shown in the Table, were payable (and subject to taxation, if not deferred) in the following year, were $1,900,000, $2,100,000, $2,800,000 and $3,400,000, respectively.

(9)	Includes “reload” option grants. See footnote 4 to the “Option Grants in 2001” table.

Option Grants in 2001

The following table contains information concerning the grant of stock options made during the fiscal year ended December 31, 2001 to the Named Executive Officers.

		Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise		Grant Date
	Options Granted	Employees in	Price	Expiration	Present Value
Name	(#)(1)	2001(2)	($/sh)	Date	($)(3)

Terrence Murray	500,000	2.34%	$36.38	9/30/11	$4,610,000
Charles K. Gifford	300,000	1.41	36.38	9/30/11	2,766,000
	4,169 (4)	.02	42.02	4/11/01	10,000
Robert J. Higgins	200,000	.94	36.38	9/30/11	1,844,000
Henrique C. Meirelles	200,000	.94	36.38	9/30/11	1,844,000
H. Jay Sarles	200,000	.94	32.96	10/15/11	1,670,000

(1)	Stock options were granted on October 1, 2001 to Messrs. Murray, Gifford, Higgins and Meirelles, and on October 16, 2001 to Mr. Sarles, under the 1992 Stock Option and Restricted Stock Plan. The options first become exercisable in annual one-third installments, beginning one year from the grant date, and have a 10-year term. If a change in control of the Corporation were to occur, the options would become immediately exercisable in full. These options are transferable to immediate family members and to trusts, partnerships, limited liability companies and other entities for the benefit of immediate family members. In addition, Mr. Murray’s options would become fully exercisable, and would remain exercisable (subject, in the case of retirement, to a noncompetition covenant) for the remainder of their 10-year term, if he dies, becomes disabled, retires on or after January 1, 2003, or retires before that date with the consent of the Human Resources and Board Governance Committee.

(2)	The percentages shown in the table for the stock options granted in 2001 are based on a total of 21,350,337 stock options granted in 2001 to employees of the Corporation.

(3)	The grant date present values shown in the table for the stock options are determined using the Black-Scholes option pricing model and vary based on grant date. The Black-Scholes present values for new option grants for the Named Executive Officers were: $9.22 per option for Mr. Murray’s October 1, 2001 grant; $2.40 per option for Mr. Gifford’s February 26, 2001 reload option grant (“reload” option grants are described in footnote 4 below); $9.22 per option for Messrs. Gifford’s, Higgins’ and Meirelles’ October 1, 2001 grants; and $8.35 per option for the October 16, 2001 grant to Mr. Sarles. The assumptions used in calculating the Black-Scholes present value per option for new option grants were as follows: (a) a risk-free interest rate of 4.51% for the February 26, 2001 grant, 3.91% for the October 1, 2001 grants and 3.92% for the October 16, 2001 grant (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the options); (b) a dividend yield of 3.8%; (c) volatility of the Common Stock of 35% (based on the daily Common Stock price for the five years prior to the option grant); and (d) an average option term of five years (representing the average historical period of time from grant date to exercise) for all grants other than the February 26, 2001 reload grant, which had a two-month life. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because the Corporation’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the Corporation’s employee stock options. The amount realized from the exercise of an employee stock option ultimately depends on the market value of the Common Stock on the date of exercise.

(4)	This grant represents a reload option grant under the 1996 Long-Term Incentive Plan. Options granted prior to the BankBoston merger under this plan have a replenishment provision that provides for a “reload” option grant if an optionee uses previously acquired shares of the Corporation’s Common Stock to pay the exercise price of a stock option. The reload option granted will equal the number of whole shares tendered, and the new exercise price will be the fair market value of the Corporation’s Common Stock on the date the underlying stock option is exercised. The new option will be fully exercisable upon grant and will have the same expiration date as the original option.

Aggregated Option Exercises in 2001 and Year-End Option Values

The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 2001 and unexercised options held as of the end of the 2001 fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
		Value	Year-end (#)		Year-end ($)(1)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Terrence Murray(3)	180,000	$4,455,200	1,383,334	1,166,666	$14,761,503	$3,049,997
Charles K. Gifford	4,794	26,223	1,253,916	600,000	2,402,519	48,000
Robert J. Higgins	0	0	963,000	400,000	7,617,540	32,000
Henrique C. Meirelles	0	0	889,248	400,000	2,551,483	32,000
H. Jay Sarles	0	0	843,334	391,666	7,177,267	941,333

(1)	Values are based on the fair market value of the Common Stock on December 31, 2001 ($36.50), minus the grant price.

(2)	The value of unexercised in-the-money stock options at December 31, 2001 is presented to comply with SEC regulations. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of the Common Stock over the grant price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

(3)	The value realized by Mr. Murray upon option exercises during 1996, 1997, 1998 and 1999 was $1,182,787, $3,712,725, $3,220,500 and $0, respectively.

Retirement Benefits

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation’s qualified and nonqualified defined benefit plans.

Pension Table (1)

Final
Average	5 Years	10 Years	20 Years	25 Years	30 Years
Compensation	Service	Service	Service	Service	Service

$2,000,000	$198,605	$397,209	$794,418	$993,023	$1,191,627
2,500,000	248,605	497,209	994,418	1,243,023	1,491,627
3,000,000	298,605	597,209	1,194,418	1,493,023	1,791,627
3,500,000	348,605	697,209	1,394,418	1,743,023	2,091,627
4,000,000	398,605	797,209	1,594,418	1,993,023	2,391,627
5,000,000	498,605	997,209	1,994,418	2,493,023	2,991,627
6,000,000	598,605	1,197,209	2,394,418	2,993,023	3,591,627
7,000,000	698,605	1,397,209	2,794,418	3,493,023	4,191,627
8,000,000	798,605	1,597,209	3,194,418	3,993,023	4,791,627
9,000,000	898,605	1,797,209	3,594,418	4,493,023	5,391,627
10,000,000	998,605	1,997,209	3,994,418	4,993,023	5,991,627

(1)	The table sets forth the combined benefits as of December 31, 2001 payable under the Corporation’s Pension Plan, Retirement Income Assurance Plan and Supplemental Executive Retirement Plan (collectively the “Corporation’s Pension Plan”).

A participant’s “Final Average Compensation” means the average annual compensation paid during the 60 consecutive calendar months in the last 120 calendar months of a participant’s employment in which the sum of the participant’s salary, plus short-term bonuses paid by the Corporation after 1993, was the highest.

The table describes the annual benefit payable as a single life annuity beginning at age 65. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. In general, the annual benefit at age 65 is calculated as the sum of 1.25% of Final Average Compensation up to the Integration Level (as specified below) and 2% of Final Average Compensation in excess of the Integration Level, for each year of service up to 30. For 2001, the Integration Level equaled $37,212. The Integration Level will increase in future years based on the maximum amount of wages subject to Social Security taxes.

The “salary” and “bonus” used to determine a participant’s Final Average Compensation are the same as the “Salary” and “Bonus” reported in the Summary Compensation Table. For purposes of the Corporation’s Pension Plan, the years of service as of December 31, 2001, were: Mr. Murray, 30 years; Mr. Gifford, 30 years; Mr. Higgins, 30 years; Mr. Meirelles, 5 years; and Mr. Sarles, 30 years. The retirement benefits applicable to Messrs. Gifford and Meirelles are governed by the terms of their employment agreements, described in the section “Retirement, Severance and Employment Agreements” below. The employment agreements provide that Messrs. Gifford and Meirelles will continue to participate in BankBoston’s supplemental retirement plans, or any successor thereto, or if more favorable to them, in the Corporation’s supplemental retirement plans, with credit under the applicable plan for their years of service with BankBoston or their years of participation in the BankBoston plans. As of December 31, 2001, for purposes of BankBoston’s plans, Mr. Gifford had 35 years of service and Mr. Meirelles had 27 years of service with five years of participation in those plans. As of that date, Mr. Gifford’s estimated annual pension benefit would be determined under the Corporation’s Pension Plan, and Mr. Meirelles would be entitled to the minimum SERP benefit set forth in his employment agreement.

The Supplemental Executive Retirement Plan was amended in 2001 to provide Mr. Murray with an annual retirement benefit under the Corporation’s Pension Plan to be calculated as if Final Average Compensation was defined as the average of Mr. Murray’s highest three years of taxable compensation for the 1996 to 2000 calendar years, plus any amounts of compensation deferred by him for each such year.

Mr. Murray’s taxable compensation during the applicable years includes the taxable amounts set forth under the Summary Compensation Table, the amounts shown as “value realized” under the Aggregated Option Exercises Table and a payout in 2000 of $1,467,982 of deferred compensation earned in 1995. The amendment also permits Mr. Murray to elect to have between 55% and 65% of his retirement benefit payable in the form of a 100% qualified joint and survivor annuity, with the remaining portion of the retirement benefit payable as a twenty-year certain only payment with a lump sum option. This amendment applies to Mr. Murray only and does not apply to other participants in the Corporation’s Pension Plan, including the other Named Executive Officers.

Supplemental Death Benefit

Under an executive life insurance plan adopted by BankBoston’s lead bank in the 1980s, certain of its then senior executives were provided with post-retirement death benefits of up to $1,000,000, increased for tax liability. In order to receive this full supplemental benefit, an executive must have 10 years of service and retire after age 62. The benefit is reduced by 10% if retirement occurs at age 61, and by 20% at age 60. If retirement occurs before age 60, there is no supplemental benefit. Mr. Gifford is eligible to receive this benefit.

Retirement, Severance and Employment Agreements

Retirement Arrangement. In connection with Mr. Murray’s anticipated retirement as Chairman of the Corporation effective January 2003 and in recognition of his years of dedicated service to and leadership of the Corporation, the Corporation agreed to continue, following his retirement, various arrangements consistent with those currently in place (including office and secretarial support, tax and financial planning services and certain other fringe benefits), to make him whole for any related income tax liability and to pay a supplemental retirement benefit under the Corporation’s amended Supplemental Executive Retirement Plan as described above under the heading “Retirement Benefits.” Mr. Murray agreed not to disclose any confidential information, compete with the Corporation or solicit the Corporation’s executive employees and, following his retirement, to cooperate with and assist the Corporation. Following Mr. Murray’s retirement, the Corporation’s charitable foundation will make charitable contributions in agreed-upon amounts to academic institutions designated by Mr. Murray.

Severance Agreements. Severance agreements are in effect between the Corporation and each of the Named Executive Officers. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change in control of the Corporation. Under the terms of these agreements, if termination of an executive’s employment occurs within the two-year period following a change in control of the Corporation and such termination is by the Corporation (or its successor) other than for “cause” or by the executive for “good reason” (each as defined in the agreement), each executive will be entitled to receive, among other things: (i) the executive’s accrued salary; (ii) a pro rata portion of his “highest annual bonus” (as defined in the agreement); and (iii) an amount equal to the sum of annual base salary and highest annual bonus multiplied by three. A severance agreement confers no benefits prior to a change in control. In the event that any payment received by an executive in connection with a change in control is subject to the excise tax imposed upon certain change in control payments under federal tax laws, the agreement provides for an additional payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed. However, if, after receiving the full change in control payment and excise tax payment, the Named Executive Officer would not receive a net after-tax benefit of at least $50,000, then no additional payment will be made with respect to the excise tax. In that case, the change in control payment under the agreement will be reduced to an amount necessary to prevent the application of the excise tax. Any severance benefits payable to Messrs. Gifford, Higgins and Meirelles under the severance agreements would be offset by certain payments under their employment agreements.

Employment Agreements. Messrs. Gifford, Higgins and Meirelles have employment agreements with the Corporation. Consistent with his employment agreement, Mr. Gifford became Chief Executive Officer of the Corporation on December 31, 2001. Mr. Gifford’s agreement further provides that, on the earlier of January 1, 2003 or the date on which Mr. Murray ceases to be Chairman, Mr. Gifford will become Chairman of the Corporation. If the Corporation fails to fulfill this obligation, the Corporation will contribute $15,000,000, less applicable taxes, to a charitable foundation as directed by Mr. Gifford.

Through January 1, 2003 (or such earlier date as Mr. Murray ceases to be Chairman of the Corporation), Mr. Gifford will be paid an annual base salary not less than the annual base salary paid to Mr. Murray. While Mr. Gifford was President and Chief Operating Officer, he was entitled to receive an annual bonus not less than 90% of the annual bonus awarded to Mr. Murray. During the period that Mr. Gifford is Chief Executive Officer of the Corporation, but prior to his becoming its Chairman, he will be entitled to an annual bonus as determined by the Human Resources and Board Governance Committee, but in no event will the bonus be in an amount less than  10/9 of the annual bonus paid to Mr. Murray during this period.

Under the terms of Mr. Gifford’s employment agreement, he was granted 300,000 restricted shares of Common Stock upon the consummation of the merger. The restrictions with respect to  5/6 of the restricted shares have lapsed. The restrictions with respect to the remaining  1/6 will lapse, subject to continued employment and to any provisions in Mr. Gifford’s restricted stock agreement that may provide for earlier vesting in certain circumstances, following the restricted period ending on December 31, 2002. Mr. Gifford has directed that 75,000 shares of his restricted stock award, less the number of shares necessary to pay applicable taxes, be donated to a charitable foundation of his choice.

In addition, under the terms of Mr. Gifford’s employment agreement, he was granted upon the consummation of the BankBoston merger, and on each of the first and second anniversaries of the BankBoston merger, a nonqualified option to purchase 300,000 shares of Common Stock. In each case, the exercise price per share was equal to the fair market value per share of the Common Stock on the date of grant. The shares subject to each option grant are exercisable in equal installments on the first, second and third anniversaries of the date of grant.

The employment agreement for Mr. Gifford also provides that, in addition to participation in all other employee and fringe benefits, other than split dollar insurance, on a basis not less favorable than Mr. Murray, Mr. Gifford is entitled to an annual defined benefit retirement income (the “SERP benefit”) upon his termination of employment. The SERP benefit will be not less than $1.25 million, reduced by any other qualified and nonqualified defined benefit retirement income, but will not be reduced for early retirement. The SERP benefit also provides for an annual defined benefit retirement income payable to Mr. Gifford’s surviving spouse, during her lifetime, equal to 75% of such amount.

Under the agreements for Messrs. Higgins and Meirelles, each receives during his employment term an annual base salary of $800,000 and an annual bonus not less than 70% of the annual bonus awarded to the Chief Executive Officer. Pursuant to their agreements, Messrs. Higgins and Meirelles were each granted 300,000 restricted shares of Common Stock of the Corporation upon the consummation of the BankBoston merger. The restrictions with respect to  5/6 of Mr. Meirelles’ restricted shares have lapsed. The restrictions with respect to the remaining  1/6 will lapse, subject to continued employment and to any provisions in Mr. Meirelles’ restricted stock agreement that may provide for earlier writing in certain circumstances, following the restricted period ending on December 31, 2002. As discussed below, the restrictions with respect to the remaining  1/6 of Mr. Higgins’ restricted shares lapsed on January 4, 2002.

In accordance with their agreements, Messrs. Higgins and Meirelles were each granted upon the consummation of the BankBoston merger, and on each of the first and second anniversaries of the BankBoston merger, a nonqualified option to purchase 200,000 shares of Common Stock. In each case, the exercise price per share was equal to the fair market value per share of the Common Stock on the date of grant. The shares subject to each option grant are exercisable in equal installments on the first, second and third anniversaries of the date of grant.

As discussed below, Mr. Higgins’ stock options became fully exercisable on January 4, 2002.

Mr. Meirelles is entitled, under the terms of his agreement, to participate in all other employee and fringe benefits on a basis not less favorable than other similarly situated executives (provided that specified current fringe benefits will be continued) including a SERP benefit. The SERP benefit will be not less than $750,000, reduced by any other qualified and nonqualified defined benefit retirement income, but will not be reduced for early retirement. The SERP benefit also provides an annual defined benefit retirement income payable to Mr. Meirelles’ surviving spouse, during her lifetime, equal to 75% of that amount.

The employment agreements of Messrs. Gifford, Higgins and Meirelles provide for certain benefits if termination of the executive’s employment occurs during the executive’s employment term and the termination is by the Corporation, other than for “cause” (as defined in the employment agreement), or by the executive for “good reason” (as defined in the employment agreement) or by reason of the executive’s death or disability. With respect to Messrs. Gifford and Meirelles, each would be entitled to an amount designed to approximate the benefits to which he would have been entitled under his pre-existing severance agreement with BankBoston. This amount is based upon the executive’s salary and bonus immediately prior to the BankBoston merger and consists of three times the sum of the annual salary and highest annual bonus of the three preceding years, the cost of providing life, disability, accident and health insurance benefits for three years, and service credit accruing for three years under certain benefit and retirement plans (the “Severance Payments”), plus compound interest from the merger date at an annual rate equal to the prime rate in effect from time to time, subject to a 10% limit. Messrs. Gifford and Meirelles would also each be entitled to a pro rata portion of their respective maximum annual bonus, the restrictions on all existing restricted shares would lapse and all shares subject to stock options previously granted would become fully exercisable. Mr. Higgins terminated his employment with the Corporation on January 4, 2002 for “good reason” (as defined in his employment agreement). Under Mr. Higgins’ employment agreement, he is entitled to receive salary continuation payments at the rate of $800,000 per year until January 2004, a bonus of $1,750,000 for 2001 (which is equal to 70% of Mr. Murray’s bonus for 2001) and, during that period, he will continue to participate in, and be treated as an employee under, certain of the Corporation’s benefit plans and will be entitled to certain other fringe benefits. In addition, the restrictions on 50,000 of his existing restricted shares lapsed as of January 4, 2002, the restrictions on his remaining 70,000 shares of restricted stock will lapse in the second quarter of 2002 subject to approval of the Human Resources and Board Governance Committee, and all shares subject to stock options granted to him became fully exercisable as of January 4, 2002. Mr. Higgins’ employment agreement provides that, if there is a change in control of the Corporation before January 4, 2004, he would be entitled to receive benefits under his severance agreement and his employment agreement to the extent the benefits are not duplicative.

Under their respective agreements, if Messrs. Gifford or Meirelles voluntarily terminates his employment other than for “good reason” or his employment terminates for any reason after January 1, 2003, he will be entitled to receive the Severance Payments, plus compound interest from the date of the BankBoston merger at the rate described above, and the SERP benefit. If any payments received under the agreements are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, each agreement provides for an additional payment to the executive to restore him to the same after-tax position which he would have had if the excise tax had not been imposed. However, if those payments, including additional amounts payable due to the excise tax, do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payment will be made with respect to the excise tax. In that case, the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax.

OTHER INFORMATION RELATING TO DIRECTORS,

NOMINEES AND EXECUTIVE OFFICERS

Indebtedness and Other Transactions

The banking subsidiaries of the Corporation have had transactions in the ordinary course of business, including borrowings, with certain Directors and executive officers of the Corporation and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features. In addition, the following transactions with the Corporation or one of its subsidiaries were outstanding or proposed in 2001:

In 1972, subsidiaries of the Corporation and Gilbane Building Company (“Gilbane”), a building construction company of which Mr. Choquette is Chairman and Chief Executive Officer and a director, formed an equal partnership (the “Gilbane Partnership”), of which the Gilbane Partnership is the general partner and in which it has a 5% interest. The Gilbane Partnership undertook certain development projects, including a shopping center and condominium. In addition, the Bank leases space from the Gilbane Partnership in the shopping center for a branch bank at an annual cost of $26,558.

A subsidiary of the Corporation is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage the Fleet Center in Providence, Rhode Island (“Providence Fleet Center”), and to rehabilitate an adjacent structure. One of the partnerships constructed a parking garage on land it is leasing from the Bank. The Corporation and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the Providence Fleet Center. In 1992, Fleet Real Estate, Inc. (“FRE”) provided permanent mortgage financing to three of such partnerships in the amount of $52,000,000, secured by a first mortgage on the Providence Fleet Center and the garage. As of December 31, 2001, the amount remaining unpaid under the loan was $47,856,070 (the highest amount outstanding since January 1, 2001 having been $48,791,990). The loan presently carries an interest rate of 8.24% per annum plus a contingent interest feature. The Corporation and the Bank have leased space in the building for a total annual rental of $2,540,620.

A subsidiary of the Corporation is an investor in a limited partnership (the “Partnership”) that invests principally in targeted businesses in the financial services industry. Mr. Alvord is a majority equity owner of the limited liability company that serves as the general partner of the Partnership. The Corporation’s subsidiary has committed to invest up to $10,000,000 as a limited partner participant.

A subsidiary of the Corporation has leased office space in a building from The Picotte Companies for a total annual rental of $119,453. Mr. Picotte is the President and Chief Executive Officer of The Picotte Companies.

In 2000, the Corporation entered into an agreement with Mr. Meirelles in connection with his relocation from Massachusetts to New York. In accordance with the terms of that agreement, Mr. Meirelles borrowed $4.5 million from the Corporation in connection with his purchase of a residence in New York. As of December 31, 2001, the full amount of the loan was outstanding. The loan has a maturity date of 2011; however, the Corporation has the right to call the loan at the end of five years after giving Mr. Meirelles 60 days’ prior notice. The loan is interest free until such time as Mr. Meirelles ceases to be employed by the Corporation or one of its affiliates or until six months after his death or permanent disability.

The loan to Mr. Meirelles is due and payable in 2011, except as provided below. If Mr. Meirelles’ employment terminates other than for cause (including death, disability, change in control of the Corporation or good reason by Mr. Meirelles), he would be required to repay the loan within one year from his termination date. If Mr. Meirelles terminates his employment at any time for other than good reason, he must repay the loan within 90 days after his termination date. If Mr. Meirelles’ employment terminates for cause, he would be required to pay the full amount of the loan on the date his employment terminates. Mr. Meirelles may also elect to pre-pay the loan, in whole or in part, at any time during the course of his employment.

Under the terms of the agreement, if Mr. Meirelles wishes to sell the property within the first five years and prior to repayment of the loan, then he must provide advance notice to the Corporation. The Corporation may submit a written offer to purchase the property, which Mr. Meirelles may accept or reject. Before Mr. Meirelles may accept an offer for the property from a third party, he must notify the Corporation. The Corporation has the right following such notice to offer to buy the property at a price and on terms not less favorable than that offered by the third party. If, within the first five years, either (i) the property is sold for a net sales price less than the purchase price of the property, or (ii) the loan is repaid at a time when the fair market value of the property is less than the purchase price of the property, then the Corporation would reimburse Mr. Meirelles the first $1 million of any deficit and Mr. Meirelles would bear the balance of the deficit.

Mr. Meirelles is responsible for the costs of any improvements to the property, all expenses related to operating, repairing and maintaining the property, insurance, utilities and the costs associated with household employees. To the extent that any interest on the loan is required to be imputed as income to Mr. Meirelles for federal tax purposes, the Corporation has agreed to reimburse Mr. Meirelles for the cost of such imputed interest together with a gross-up of such amount to cover applicable taxes.

Compensation Committee Interlocks and Insider Participation

Mr. James F. Hardymon (who retired from the Board in April 2001), Mr. William F. Connell (who served on the Board until his death in August 2001) and Messrs. Ryan, Collins, Countryman, Kavner and May served as members of the Human Resources and Board Governance Committee during 2001. None of these individuals had any transactions or relationships with the Corporation in 2001 requiring specific disclosure under SEC rules.

During 2001, there were no “interlocking” or cross-board memberships that are required to be disclosed under SEC rules, except for the following:

•	Mr. Murray served on the Board of Directors of CVS Corporation throughout 2001 and served on CVS Corporation’s Management Planning and Development Committee (which oversees executive compensation) until May 2001. Mr. Ryan, Chairman, President and Chief Executive Officer of CVS Corporation, served on the Corporation’s Board throughout 2001 and has served on the Corporation’s Human Resources and Board Governance Committee since June 2001.

•	Mr. Gifford served on the Board of Directors, but not the Compensation Committee, of NSTAR throughout 2001. During that time, Mr. May, Chairman and Chief Executive Officer of NSTAR, served on the Corporation’s Board and the Corporation’s Human Resources and Board Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The executive officers and Directors of the Corporation and any person who owns more than 10% of a registered class of the Corporation’s equity securities, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Corporation’s stock with the SEC and the NYSE and to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports we have received, or written representations from certain reporting persons, the Corporation believes that, during 2001, its executive officers and Directors complied with all Section 16(a) filing requirements applicable to them, with the exception of Mr. Collins, Ms. Heard and Mr. May. Mr. Collins filed a late Form 4 with the SEC disclosing the purchase by a broker of certain shares in a discretionary account without Mr. Collin’s knowledge. Ms. Heard filed a late amendment to her 1999 Form 5 with the SEC disclosing a small acquisition of shares of the Corporation’s Common Stock in exchange for BankBoston shares held in her individual retirement account at the time of the BankBoston merger. Mr. May filed a late Form 4 with the SEC disclosing the acquisition of an interest in shares of the Corporation’s Common Stock under a deferred compensation plan of his current employer.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of five independent members of the Board who, as described more fully in the Audit Committee Charter, oversee, among other things, the scope of the Corporation’s internal audit program, the independence of the outside accountants, the adequacy of the Corporation’s system of internal controls and procedures, and the adequacy of management’s action with respect to recommendations arising from those auditing activities. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Corporation’s financial reporting process. Management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, the Corporation’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Additional responsibilities that are handled by the Audit Committee are set forth under “Certain Information Regarding the Board of Directors — Meetings and Committees” on page 12 of this Proxy Statement.

The Audit Committee has prepared the following report for inclusion in this Proxy Statement:

In furtherance of its responsibilities and in the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Corporation contained in the 2001 Annual Report on SEC Form 10-K with the Corporation’s management and with PricewaterhouseCoopers LLP (“PwC”), which serves as the Corporation’s independent accountants.

The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards 61, Communication with Audit Committees, as amended. SAS 61 includes, among other things the methods used to account for any significant non-routine transactions and the effect of significant accounting policies.

The Audit Committee has received the written report, disclosure and letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee has reviewed, evaluated and discussed the written report and PwC’s independence from the Corporation with PwC and management. As noted under “Ratification of the Selection of the Corporation’s Independent Accountants” on page 30 of this Proxy Statement, the Audit Committee has also considered whether the provision of certain non-audit services is compatible with maintaining PwC’s independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 and be filed with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee.

     Donald F. McHenry (Chairman)

     William Barnet, III
     T.J. Dermot Dunphy
     Alice F. Emerson
     Michael B. Picotte

February 19, 2002

RATIFICATION OF THE SELECTION OF THE

CORPORATION’S INDEPENDENT ACCOUNTANTS

On the recommendation of the Audit Committee, the firm of PricewaterhouseCoopers LLP (“PwC”) has been selected by the Board, subject to ratification by the stockholders, to be the Corporation’s independent accountants for 2002. During 2001, PwC served as independent accountants of the Corporation and its subsidiaries and performed other appropriate services. In 1999, in connection with the merger of Fleet Financial Group, Inc. and BankBoston Corporation, the Corporation conducted an extensive review of the qualifications of the independent accountants of both predecessor companies. After careful deliberation, the Board of the newly formed Corporation chose PwC to be the Corporation’s independent accountants. PwC had previously served as the independent accountants of BankBoston from 1971 to 1999 and has significant experience in bank accounting and auditing. PwC has advised the Corporation that they are independent, within the meaning of the rules and guidelines of the SEC, the American Institute of Certified Public Accountants, and the Independence Standards Board.

Audit Fees. The aggregate fees billed by PwC for professional services rendered for the audit of the Corporation’s annual financial statements for the year 2001 and the reviews of the financial statements included in the Corporation’s Forms 10-Q for the year 2001 were $10.0 million.

Financial Information Systems Design and Implementation Fees. For the year 2001, PwC billed $2.01 million in aggregate fees for services related to assisting the Corporation’s employees in the design or implementation of hardware or software systems that aggregate source data underlying the financial statements.

All Other Fees. The aggregate fees billed by PwC for the year 2001 for services other than those described above were $29.79 million, which were comprised of the following: (1) accounting and tax services, $6.0 million; (2) systems related consulting, $20.36 million; and (3) other services, principally benefit plan administration services, $3.43 million. PwC sold its benefit plan administration business to Mellon Financial Corporation on January 4, 2002. The Corporation uses a competitive bidding process for all significant non-audit financial engagements. Going forward and pending the promulgation of rules by Congress, agencies or oversight groups, the Corporation has concluded that it will not retain PwC for significant consulting engagements, except in connection with work related to accounting, auditing or tax matters.

The Audit Committee has considered whether the provision of the services included above in Financial Information Systems Design and Implementation Fees and All Other Fees is compatible with maintaining PwC’s independence. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. Should the selection of PwC as independent accountants of the Corporation not be ratified by the stockholders, the Board will reconsider the matter.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE CORPORATION IN 2002.

STOCKHOLDER PROPOSALS

Two stockholders have informed the Corporation that they intend to present proposals for action at the Annual Meeting. (The names, addresses and the number of shares of Common Stock held by each of the stockholders whose proposals are reflected below will be provided by the Corporation, orally or in writing as requested, promptly upon the receipt of any request therefor.)

STOCKHOLDER PROPOSAL A

Proposal: RESOLVED:  That the stockholders of FleetBoston Financial recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

The statement submitted in support of this stockholder proposal is as follows: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement. Last year the owners of 36,641,162 shares, representing approximately 6.07% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution.

THE BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

This proposal was presented to stockholders at last year’s annual meeting and was overwhelmingly rejected by stockholders. As was the case last year, the Board of Directors believes that adoption of this proposal is not in the best interests of the Corporation or its stockholders. The responsibilities imposed on corporate directors differ from those imposed on public office holders. The Corporation does business in a highly competitive industry and operates in a complex regulatory environment. Experienced Directors provide significant value to the Corporation and its stockholders through their understanding of that industry and environment, as well as through their familiarity with the Corporation’s operations and long-term strategies. In addition, the current composition of the Board reflects the complex merger history of the Corporation with more than two-thirds of the outside directors having joined the Board in connection with mergers. These Directors have brought to the Corporation the fresh outlooks and different approaches sought by the proposal, including a valuable understanding of the rich history of those institutions and their communities.

Contrary to the suggestion in the proposal, the Corporation’s Directors are not guaranteed a position until retirement. Each year, the terms of one-third of the Directors expire. Those individuals must be recommended for renomination by the Corporation’s Human Resources and Board Governance Committee, be renominated by the Board and be presented to the stockholders for election in order to continue to serve on the Board. In addition, as noted in the Committee descriptions on pages 12 and 13 of this Proxy Statement, the Board’s composition, Director qualifications and the Board’s effectiveness are subject to periodic review by the Human Resources and Board Governance Committee. These practices help the Corporation maintain a balanced Board where individuals with diverse backgrounds and experience work together to meet the needs of the Corporation. The Board believes that the accelerated and arbitrary turnover of Directors that would result from the term limits set forth in the proposal could be disruptive to the smooth functioning of the Board and the Corporation.

FOR THE FOREGOING REASONS, THE BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

STOCKHOLDER PROPOSAL B

Proposal: WHEREAS, last year’s annual meeting focused on improving FleetBoston’s customer service record and in May, 2001 FleetBoston committed $50 million to improving customer service. In addition, in a speech to a financial services conference, FleetBoston President Chad Gifford noted that the bank would begin evaluating division heads on measurable targets in areas including customer attrition, customer satisfaction, and employee turnover. Despite this position, FleetBoston urged shareholders at last year’s annual meeting to oppose a shareholder resolution calling upon the Directors to link CEO pay to measures of employee and customer satisfaction and to freeze CEO pay during periods of significant downsizing. More than 14% of shareholders supported that resolution.

WHEREAS, since the Fleet-Bank Boston merger, our company has developed a reputation for poor customer service. A May, 2001 study published by American Banker, the daily trade newspaper of the banking industry, found that FleetBoston finished dead last in a survey comparing the reputations of 40 leading financial services firms in the United States. The survey focused on seven factors, including products and services, workplace environment and social responsibility.

WHEREAS, FleetBoston, like many companies, has followed large layoffs with large compensation increases for senior executives. In early 2000, FleetBoston announced the layoff of 4,000 workers, representing 14% of the company’s workforce. Within days of the layoff announcement, FleetBoston announced that CEO Terrence Murray received a 13% increase in cash compensation and a special bonus of $20 million for completing the BankBoston merger.

WHEREAS, we believe that asking employees to sacrifice, while at the same time rewarding executives, sends a mixed signal to employees, customers and shareholders. We believe that business success over the long term is enhanced when business is viewed as a shared enterprise in which both the rewards and sacrifices are equitably shared among all employees.

WHEREAS, positive employee morale contributes to good customer service and enhanced productivity. We believe mass layoffs, such as those initiated by FleetBoston in 2000, carry with them a heightened risk of diminished customer service and overall performance. It is therefore appropriate to withhold executive pay increases during times of large layoffs until it is clear that the layoff strategy has not impaired the business.

WHEREAS, as shareholders, we applaud our company’s leaders, commitment to improving customer and employee satisfaction, and believe it is time to link executive compensation to improvements in customer, employee and community satisfaction so that positive aspirations result in meaningful change.

THEREFORE, BE IT RESOLVED, shareholders request that the Board institute a special Executive Compensation Review which shall: 1) evaluate the merits of adding customer, employee and community satisfaction surveys as factors in determining a portion of executive pay; and 2) consider whether adopting a policy of freezing executive pay during periods of significant downsizing would improve employee morale and customer service. A summary of this review, including any recommended changes in executive compensation policy, shall be available to shareholders within six months of the 2002 annual meeting.

PLEASE VOTE FOR THIS RESOLUTION!

THE BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

The Board believes that adoption of this proposal is not in the best interests of the Corporation or its stockholders. The Human Resources and Board Governance Committee, which is made up solely of non-employee directors, oversees the Corporation’s executive compensation program. In its report, which is set forth on pages 15 through 18 of this Proxy Statement, the Committee explains the philosophy and methodology of the Corporation’s executive compensation program. The Corporation also takes part annually in several compensation surveys to determine the competitiveness of its executive compensation programs. The Board believes that it is important to preserve the Committee’s flexibility in determining executive compensation in order for the Corporation to successfully attract, motivate and retain key executives. As explained in its report, the Committee reviews the performance of the Corporation, its business units and the individual executives against the Corporation’s business strategy and key initiatives when it is determining appropriate compensation levels. In particular, as explained in its report, the Committee has reduced bonuses to reflect the Corporation’s performance.

The Corporation’s commitment to its customers, employees and communities is a key element of its business strategy. In 2001, we began an extensive program to improve our customer experience by making it easier for customers to do business with us and to resolve concerns. Based on surveys we conduct on a quarterly basis to monitor our customer’s perceptions, our overall customer favorability ratings have increased over the past year, with the most dramatic increases occurring in Massachusetts. Employee favorability has also shown significant improvement over the past year. In addition, to better serve our customers, the Corporation has created a Personal Financial Services enterprise which serves individual customers on the continuum from low to moderate income to very wealthy. As part of our evolving customer-focused approach, customers are segmented into one of four groups: Community Banking, Customer Banking, Premier Financial Services and Wealth Management, in order to better serve the specific needs of each customer. The Corporation places a high value on its commitment to its customers, employees and the community and recognizes that these groups are critical to the Corporation’s success.

The Board continues to believe that the Corporation’s current process enables the Committee to consider a large number of factors and to adjust the Corporation’s compensation practices as needed.

FOR THE FOREGOING REASONS, THE BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

Under the SEC’s proxy rules, the deadline for the Corporation to receive any stockholder proposals for inclusion in the proxy statement for the Corporation’s 2003 Annual Meeting of Stockholders is November 11, 2002. November 11, 2002 is a federal holiday following a weekend. Therefore, the last business day on which the Corporation may timely receive a stockholder proposal for inclusion in next year’s proxy statement is November 8, 2002. The deadline under the Corporation’s By-Laws for receipt by the Corporation of notice of any business to be brought before the Corporation’s 2003 Annual Meeting of Stockholders by a stockholder (other than a proposal submitted for inclusion in the Corporation’s proxy statement) is also November 11, 2002. As is the case with stockholder proposals submitted for inclusion in the Corporation’s proxy statement, the last business day on which the Corporation may receive timely notice of other business to be brought before next year’s Annual Meeting of Stockholders is November 8, 2002. Proposals should be mailed to FleetBoston Financial Corporation, Attn: Gary A. Spiess, Secretary, 100 Federal Street, MA DE 10026A, Boston, MA 02110.

SUMMARY ANNUAL REPORT AND 10-K REPORT

The Corporation’s 2001 Summary Annual Report to Stockholders and its 10-K Report have also been provided to you. The financial statements of the Corporation as of and for the year ended December 31, 2001 are contained in the 10-K Report and summary condensed financial information is provided in the Summary Annual Report. The Summary Annual Report and the 10-K Report are not to be considered as part of this proxy soliciting material.

Submitted by Order of the Board of Directors,

GARY A. SPIESS Secretary

Boston, Massachusetts
March 11, 2002

Appendix A

FLEETBOSTON FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

COMPOSITION

The Audit Committee shall be appointed by resolution passed by a majority of the Board of Directors. A minimum of three members of the Board shall be selected to serve on the Audit Committee, one of which shall serve as Chairperson and, if they deem advisable, one shall serve as Vice Chairperson. The members shall satisfy the independence and experience requirements established by the New York Stock Exchange.

AUTHORITY

The Committee shall have the authority to direct an investigation into any matter related to the Corporation’s business and affairs. The Committee may also retain its own outside counsel without approval (prior or otherwise) from the Board or management in connection with carrying out its duties, and obligate the Corporation to pay the fees of such counsel. This does not preclude advice from internal counsel or the Corporation’s regular outside counsel.

DUTIES AND RESPONSIBILITIES

Financial Reporting

•	Review the Corporation’s Form 10-K, annual financial statements, any certification, report, opinion or review rendered by the independent auditor in connection with those financial statements, and any significant disputes between management and the independent auditor that arose in connection with the preparation of those financial statements. Discuss with the independent auditor its views or judgments on such matters that may be required or deemed appropriate.

•	Consider major changes and other major questions of choice respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Corporation’s financial statements when presented by the independent auditor, management, or otherwise.

•	Review with management and the independent auditor the Corporation’s quarterly financial results prior to their inclusion in the Corporation’s quarterly report on Form 10-Q. (The Committee Chairperson may represent the entire Audit Committee for purposes of this review.)

•	Annually review with management and the independent auditor the basis for disclosures made in the annual report to stockholders regarding the control environment of the Corporation and the reports required under the Federal Deposit Insurance Corporation Improvement Act of 1991.

•	Consider, in consultation with the independent auditor and the Director of Corporate Audit, the adequacy of the Corporation’s internal controls, including the resolution of identified material weaknesses and reportable conditions.

The Independent Auditor

•	Recommend to the Board the appointment of the independent auditor, which is ultimately accountable to the Board and Audit Committee, and review any proposed replacement of the independent auditor.

•	Review the independence of the independent auditor, including obtaining a written statement from the independent auditor of all relationships with, and services provided to the Corporation by the independent auditor and/or its affiliates (including discussing such relationships with the independent auditor and taking actions where needed).

•	Review the independent auditor’s compensation, the proposed terms of its engagement and its annual audit plan.

•	Review the scope of services required for the annual independent audit.

•	Evaluate the performance of the independent auditor.

•	Review all significant non-attestation and non-accounting engagement services (e.g., consulting services) provided to the Corporation and/or its affiliates by the independent auditor.

Internal Audit

•	Oversee the selection of the Director of Corporate Audit and review his/her performance annually. The Director of Corporate Audit shall report functionally to the Committee and administratively to the Director of Operational Assurance.

•	Oversee the internal audit department’s staffing, training and budget.

•	Annually review and approve the internal audit plan.

•	Review significant findings of the internal auditing department, management’s responses to those findings and the risk attributed to unresolved issues.

Compliance with Laws and Regulations

•	Review periodic reports prepared by the Director of Corporate Compliance regarding the Corporation’s program for complying with laws and regulations.

•	Receive summaries of examination reports, supervisory letters and other regulatory communications addressed to the Board and monitor any needed corrective action.

Litigation

At least annually, review with the Corporation’s General Counsel significant pending litigation that may have a material impact on the Corporation’s financial statements. Not withstanding, the Committee shall be informed of any significant litigation on a timely basis.

Business Resumption

Annually, review and approve management’s assessment of the Corporation’s vulnerability to interruption in providing information, the impact of such disruption on the Corporation’s operations, and the methods employed to reduce or eliminate such risk and/or impact.

Security

Approve a security program and, at least annually, receive a report from the Security Officer on the implementation, administration and effectiveness of the security program.

Other

•	Serve as the channel of communication between the independent auditor and the Board and between the Director of Corporate Audit and the Board.

•	Maintain minutes of its meetings and report its activities to the Board on a regular basis, making any recommendations that the Committee deems appropriate.

•	Annually review the adequacy of this charter and recommend any proposed changes to the Board for approval.

•	Annually prepare a report for inclusion in the corporation’s proxy statement, with respect to the matters required by applicable Securities and Exchange Commission rules.

•	Meet periodically with the Director of Corporate Audit, the independent auditor and other members of management in separate executive sessions.

•	Provide oversight as the Audit Committee for the Corporation’s banking subsidiary, Fleet National Bank. In this role, the Committee shall:

—	Annually review and report to the Board (within 15 months of the previous report) on the Bank’s fiduciary activities and the effectiveness of its policies, practices and controls. The report shall include a specific statement of the Committee’s conclusion as to whether fiduciary activities are being administered in accordance with law, 12 CFR 9, and sound fiduciary principles and be accompanied by reports prepared by internal and/or external auditors. (Periodically, Audit results will also be provided to the Trust Committee, which is responsible for overseeing trust activities.)

—	Approve a program for compliance with the Bank Secrecy Act and designate an individual responsible for coordinating and monitoring day-to-day compliance with the program.

—	Receive periodic summaries regarding the filing of Suspicious Activity Reports on behalf of known or suspected crimes.

•	Perform any other activities consistent with this charter, the Corporation’s bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

☒	Please mark your votes as in this example.	2373

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposal 2 and AGAINST Proposals No. 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR
PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS NO. 3 AND 4.

1.	Election of Directors (see reverse)	FOR ☐	WITHHELD FOR ALL ☐
FOR ALL EXCEPT withheld for the following nominees:

2.	PROPOSAL Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL Stockholder proposal A regarding term limits for outside directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	PROPOSAL Stockholder proposal B regarding establishing an Executive Compensation Review.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign EXACTLY as name(s) appears hereon. When signing as administrator, attorney, guardian or trustee, please give your full title. If signer is a corporation or partnership, please sign full corporate or partnership name by any authorized officer or person. If shares are held jointly, each joint owner should sign.

SIGNATURE(S)                                                                                                    DATE

DETACH TO RETURN PROXY CARD

VOTING BY TELEPHONE OR THE INTERNET

You may vote by telephone or Internet at your convenience 7 days/week, 24 hours/day. Your telephone or Internet vote authorizes William Barnet, III, Marian L. Heard, and Thomas J. May, and each of them, with full power of substitution, as proxies, to vote your shares in the same manner as if you had marked, signed and returned the proxy card.

      The deadline for voting by telephone or through the Internet is 12:00 a.m. (EST) April 15, 2002.

To vote your shares through the Internet or by telephone, you will need the control number printed in the box above, just below the perforation.

TO VOTE BY TELEPHONE:

1.	CALL TOLL FREE ON A TOUCH TONE TELEPHONE:-1-877-PRX-VOTE (1-877-779-8683)
2.	When prompted, enter the control number.
3.	Have your proxy card ready, then follow the prerecorded instructions when prompted.
4.	Your vote will be confirmed and cast as you directed.

TO VOTE BY INTERNET:

1.	GO TO THE WEB SITE ADDRESS: http://www.eproxyvote.com/fbf
2.	When prompted, enter the control number.
3.	Have your proxy card ready and follow the instructions on your screen when prompted.
4.	Your vote will be confirmed and cast as you directed.

If you choose to vote your shares through the Internet or by telephone, please do not mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FLEETBOSTON FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 2002,
OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice and Proxy Statement dated March 11, 2002 and hereby appoints William Barnet, III, Marian L. Heard, and Thomas J. May, jointly and severally with full power of substitution to each, as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of FleetBoston Financial Corporation, to be held at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, on Tuesday, April 16, 2002 at 11:00 a.m., or any adjournments thereof, and to vote as directed hereby all stock of the Corporation which the undersigned would be entitled to vote if personally present. By acceptance, the proxies named above agree that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no directions are specified, the Proxy will be voted FOR the election of all 7 nominees for Director, FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002, and AGAINST the two Stockholder proposals, all as set forth on the reverse. Discretionary authority is hereby conferred on the proxies named above to vote as said proxies deem advisable on all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other prior-dated proxies related to these shares.

NOMINEES FOR DIRECTOR:

Three Year Term:	(01) Paul J. Choquette, Jr. (02) Kim B. Clark, (03) Robert M. Kavner, (04) Donald F. McHenry, (05) Michael B. Picotte, (06) Francene S. Rodgers, and (07) Thomas M. Ryan

(Continued of Reverse Side)

TO VOTE BY TELEPHONE OR INTERNET — PLEASE SEE THE ATTACHED INSTRUCTIONS

TO VOTE BY MAIL — PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

FOLD AND DETACH HERE

IF YOU WISH TO ATTEND THE ANNUAL MEETING YOU MUST BRING A FORM OF PERSONAL PHOTO IDENTIFICATION WITH YOU. IN ADDITION, IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER, OR OTHER HOLDER OF RECORD, YOU MUST BRING A LETTER FROM THE HOLDER OF RECORD THAT CONFIRMS YOUR OWNERSHIP OF THOSE SHARES OR A BROKER FORM OF LEGAL PROXY. WE RESERVE THE RIGHT TO REFUSE ADMITTANCE TO ANYONE WITHOUT PROPER PROOF OF SHARE OWNERSHIP AND PROPER PHOTO IDENTIFICATION.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/fbf,